Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 5th day of November, 2001, by and between HADRON, INC., a New York corporation, or any wholly-owned subsidiary so designated by HADRON, INC., (the “Company”) and PETER C. BELFORD, SR., an individual residing at 10512 Bridle Lane, Potomac, Maryland 20854 (the “Employee”).

RECITALS

WHEREAS, the Company desires to employ the Employee and the Employee has agreed to accept such employment on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Employment.    The Company hereby employs the Employee and the Employee accepts such employment as President of Analex Corporation, a wholly-owned subsidiary of the Company (“Analex”).

2.  Term of Employment.    The term of the Employee’s employment under this Agreement shall be for the period commencing on the date hereof (the “Effective Date”) and expiring one (1) year from the Closing, as defined in the Agreement and Plan of Merger by and among Analex Corporation, Sellers (as defined therein), Analex Corporation Employee Stock Ownership Plan and Trust, Hadron, Inc. and Hadron Acquisition Corp. (the “Merger Agreement”). Upon mutual written agreement, the parties may extend the term of this Agreement.

3.  Duties.    The Employee is employed hereunder as President of Analex Corporation, a wholly-owned subsidiary of the Company, and is hereby engaged to provide the following services (the “Services”):

(a)  Direct the operations of Analex Corporation, as a wholly-owned subsidiary of Hadron, and perform such duties as are normally required for such position;

(b)  Assistance in the development, oversight and management of the Company’s efforts to secure the NASA Expendable Launch Vehicle Integrated Services (“ELVIS”) Government Contract (the “ELVIS Contract”);

(c)  Assistance in the oversight of the Company’s response to any protests that may arise with respect to the ELVIS Contract; and

(d)  Any other services as are reasonably requested by the Company.

4.  Scope.    Employee shall make himself reasonably available to perform the Services as requested by the President of Hadron and shall devote his best efforts, ability and attention to properly perform his duties pursuant to this Agreement. The President of Hadron shall specify and approve the number of hours per month to be worked by Employee, subject to the reasonable satisfaction of Employee.

5.  Compensation and Benefits.

(a)  Salary.    For all of the services rendered by Employee to the Company, the Company will pay Employee compensation of $48.08 per hour, payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time.

(b) Bonus Payment.    In the event the Company is awarded the ELVIS Contract, Company shall pay Employee a Bonus Payment as described below. Such Bonus Payment is also referred to in Section 2.2(e) of the Merger Agreement. The Bonus Payment shall be payable if the ELVIS Contract is awarded to the Company whether or not Employee is employed by the Company at the time of award unless Employee was terminated for gross misconduct. If the ELVIS Contract is less than or equal to approximately nine and one-half years with a total evaluated price of $150 million or more, including all options, Company shall pay a Bonus Payment of $200,000 to Employee. If the final evaluated price of the ELVIS Contract is less than $150 million but at least $75 million, the Bonus Payment to Employee shall be $200,000 multiplied by a percentage which is the final evaluated price of the ELVIS Contract divided by $150 million. If the final evaluated price of the ELVIS Contract is less than $75 million, no Bonus Payment shall be due or payable. Any Bonus Payment shall be paid pursuant to a promissory note in the form attached hereto as Exhibit 1 which shall provide for twelve (12) quarterly payments beginning three (3) months after contract start at Kennedy Space Center with interest accruing at the annual rate of the prime rate printed in The Wall Street Journal on the date the note is issued, as adjusted to the prime rate printed in The Wall Street Journal as of the first business day of each of the following yearly anniversary dates of the note, plus one percent (1%). Payments shall consist of equal payments of principal plus accrued interest. The original principal amount of the promissory note shall be equal to the Bonus Payment less all payments paid pursuant to section 5(a) hereof and less all applicable deductions pursuant to Section 5(c) hereof. All compensation due to Employee pursuant to Section 5(a) herein shall reduce, on a dollar-for-dollar basis, the Bonus Payment received by Employee hereunder.

(c)  Deductions.    The Company may deduct from any compensation paid to the Employee hereunder all applicable local, state, Federal or foreign taxes, including income tax, withholding tax, social security tax or other similar taxes. Employee is entitled to request elective deductions for health benefits, 401(k) and other employee-funded benefits offered by the Company from time to time.

6.  Reimbursement.    The Company agrees to reimburse the Employee for reasonable and necessary business expenses incurred by him subject to policies and guidelines of the Company in effect at the time the expenses are incurred. Such business expenses must be authorized in advance by the President of Hadron or his designee. Such reimbursement will occur upon presentation by Employee of itemized bills, vouchers or accountings prepared in conformance with applicable regulations of the Internal Revenue Service and the policies and guidelines of the Company.

7.  Termination.

(a) Notwithstanding any provision of this Agreement to the contrary, Employee’s employment shall terminate upon his death, and the Company at any time may terminate his employment by giving him written notice of such termination (i) for cause, as hereinafter defined; (ii) if Employee shall violate any of any provision of that certain Non-Competition Agreement of even date herewith by and between the Company and the Employee; or (iii) if Employee shall become physically or mentally incapacitated and by reason thereof unable to perform his duties hereunder for a period of thirty (30) consecutive days. For the purpose of clause (i) of this subsection 7(a), “for cause” shall mean any of the following events: (w) the refusal or failure of Employee to submit to testing for the use of alcohol, drugs, or controlled substances, if requested by Company, or the results of such a test of Employee indicating any use of illicit drugs or controlled substances; (x) conviction in a court of law of any crime or offense involving money or other property of the Company or any of its affiliates or subsidiaries, or any felony; or (y) violation of specific directions of the President of the Company; or (z) failure or refusal to perform duties in a satisfactory manner and in accordance with this Agreement.

(b)  In addition, either party may terminate this Agreement on thirty (30) days prior written notice to the other party, with or without cause.

8.  Employee Confidentiality, Assignment of Inventions and Noncompetition Agreement.    Simultaneously with the execution of this Agreement, Employee will execute a Non-Competition Agreement.

9.  Miscellaneous.

(a)  Reservation of Authority.    Employee’s duties and authority shall at all times be subject to directives of the Company’s President and resolutions of the Company’s or Analex Corporation’s current Board of Directors.

(b)  Drug Testing.    Employee agrees that upon the request of the Company, Employee will promptly, without notice, submit to testing for the use of drugs or controlled substances.

(c)  Cumulative Remedies.    If either party breaches any provisions or covenants set forth in this Agreement, the other party shall be entitled to pursue any remedy available in law or in equity. The parties agree that remedies for breach of this Agreement are cumulative.

(d)  Assignment.    The Company may assign this Agreement at any time to any affiliate or subsidiary or to any successor in interest to the entire business of the Company. Employee may not assign this Agreement.

(e)  Notice.    Any and all notices, requests or other communications provided for herein shall be given in writing and sent by hand delivery or by recognized overnight delivery service or by registered or certified mail, return receipt requested, with postage prepaid.

(f)  Waiver.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the parties hereto. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by any other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(g)  Entire Agreement.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. There are no other written, verbal, express, or implied agreements, understandings, or representations between the parties except as have been expressly set forth in this Agreement.

(h)  Choice of Law and Arbitration.    This Agreement shall be governed, construed and enforced in accordance with the internal laws, and not the laws of conflicts, of the Commonwealth of Virginia. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Alexandria, Virginia, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction thereof; provided, however, that either party shall be entitled to seek injunctive relief or specific performance of its rights hereunder in a court of competent jurisdiction during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(i)  Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first herein above written.

EMPLOYEE:

By:	/s/ PETER C. BELFORD, SR.
Peter C. Belford, Sr.

COMPANY: HADRON, INC,

By:	/s/ STERLING E. PHILLIPS, JR.
Sterling E. Phillips, Jr. President and Chief Executive Officer

4